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                                                                  Exhibit 4(ab)

                         PRUCO LIFE INSURANCE COMPANY
                     [2999 NORTH 44/TH/ STREET, SUITE 250
                            PHOENIX, ARIZONA 85014]

                    [HIGHEST DAILY LIFETIME SEVEN] BENEFIT
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-0001]

EFFECTIVE DATE: [Issue Date of the Annuity]

EFFECTIVE DATE OF [90%] CAP RULE: [Issue Date of Schedule Supplement]

[[SPOUSAL] DESIGNATED LIFE/LIVES]:

[John Doe]                     DATE OF BIRTH:  [February 21, 1945]
[[Mary Doe]                    DATE OF BIRTH:  [January 1, 1946]]

ROLL-UP RATE: [7.0% per year]

ANNUAL INCOME PERCENTAGE:

     [Attained Age          Annual       Attained Age of         Annual
       of Single            Income       Younger Spousal         Income
    Designated Life       Percentage     Designated Life       Percentage
------------------------  ---------- ------------------------  ----------
Less than 75                  5%     Less than 80                  5%
75 - 79                       6%     80 - 84                       6%
80 - 84                       7%     85 - 89                       7%
85 or more                    8%     90 or more                    8%]

MINIMUM GUARANTEE PAYMENT: [$100]

TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio]. If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: [You have elected this Rider on a [Single Designated Life] basis. Therefore the charge for the Rider is an annual rate of [0.60]%.].

ANNUITY PAYMENT TABLE: [The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), with an interest rate of [3]% per year in preparing the Annuity Payment Table.

             Single Life Annuity Payment with 10 Payments Certain

Age Male  Female Age  Male  Female
--- ----- ------ --- ------ ------
55  48.68 45.60  80   87.48  83.01
60  53.45 49.71  85   97.52  94.84
65  59.66 55.11  90  105.41 104.20
70  67.55 62.27  95  110.53 109.94
75  77.02 71.62

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                    [HIGHEST DAILY LIFETIME SEVEN] BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

The Annuity Payment Table below is used to compute the minimum annual amount of a joint and last survivor life annuity payment with 10 payments certain per $1,000 applied. We used Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), and an interest rate of [3]% per year in preparing the Annuity Payment Table.

     Joint and Last Survivor Life Annuity Payment with 10 Payments Certain

                                 Female Age
           -------------------------------------------------------
Male Age:   55    60    65    70    75    80    85     90     95
---------  ----- ----- ----- ----- ----- ----- ----- ------ ------
55         42.00 43.62 45.09 46.32 47.26 47.92 48.33  48.54  48.63
60         43.07 45.24 47.37 49.31 50.90 52.06 52.79  53.18  53.36
65         43.93 46.65 49.56 52.43 55.01 57.03 58.39  59.14  59.48
70         44.57 47.77 51.45 55.41 59.32 62.69 65.11  66.52  67.20
75         45.00 48.58 52.91 57.94 63.37 68.52 72.56  75.07  76.33
80         45.29 49.11 53.92 59.84 66.72 73.86 79.99  84.06  86.23
85         45.45 49.42 54.54 61.07 69.10 78.04 86.32  92.22  95.52
90         45.54 49.59 54.88 61.76 70.52 80.75 90.76  98.26 102.64
95         45.58 49.67 55.04 62.10 71.25 82.23 93.36 101.97 107.14

For purposes of determining annuity payments using the above Annuity Payment Tables, we use the Annuitant's(s') Adjusted Age and Sex. The Adjusted Age is the age last birthday prior to the date on which the first Annuity Payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                       Translation of Adjusted Age Table

Calendar Year in Which                              Calendar Year in Which
First Payment is Due      Adjusted Age              First Payment is Due   Adjusted Age
----------------------    ------------------------  ---------------------- -------------------
Prior to 2010             Actual Age                  2050 through 2059    Actual Age minus 5
2010 though 2019          Actual Age minus 1          2060 through 2069    Actual Age minus 6
2020 through 2029         Actual Age minus 2          2070 through 2079    Actual Age minus 7
2030 through 2039         Actual Age minus 3          2080 through 2089    Actual Age minus 8
2040 through 2049         Actual Age minus 4          2090 through 2099    Actual Age minus 9]

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                    [HIGHEST DAILY LIFETIME SEVEN] BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

                         TRANSFER CALCULATION FORMULA

[The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

   . C\\u\\ the upper target is established on the Effective Date and is not changed for the life of the guarantee.

   . C\\t\\ the target is established on the Effective Date and is not changed for the life of the guarantee.

   . C\\l\\ the lower target is established on the Effective Date and is not changed for the life of the guarantee.

   .   L the target value as of the current Valuation Day.

   .   r the target ratio.

   . a the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V the total value of all elected Sub-accounts in the Annuity.

   .   B the total value of all Transfer Account allocations.

   . P the Income Basis. Prior to the first withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis equals the greatest of (1) the Account Value on the date of calculation; (2) the Protected Withdrawal Value on the date of the first withdrawal after the Effective Date, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income; or (3) the highest quarterly Account Value prior to the date of calculation.

   .   T the amount of a transfer into or out of the Transfer Account.

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

   L = 0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in this Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Transfer
Account:

   If (B/(V + B) > .90) then
   T = B - [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the Transfer Account are suspended. The suspension will be lifted once a transfer out of the Transfer Account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B/(V+B) <= .90), the following asset transfer calculation is performed:

Target Ratio r = (L - B)/V

..   If r > C\\u\\, assets in the elected Sub-accounts are transferred to the
    Transfer Account provided transfers are not suspended under the 90% Cap Rule described below.

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..   If r < C\\l\\ and there are currently assets in the Transfer Account (B >
    0), assets in the Transfer Account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T = Min (MAX (0, (0.90 * (V+ B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))
Money is transferred from the elected Sub-accounts to Transfer Account

T = {Min (B, -[L - B - V * C\\t\\] / (1 - C\\t\\))} Money is transferred from the Transfer Account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the Transfer Account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended, even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.]

 P-SCH-HD7(1/09)                      4